Exhibit 99.1

FLEX REPORTS SECOND QUARTER FISCAL 2020 RESULTS

San Jose, Calif., October 24, 2019 – Flex (NASDAQ: FLEX) today announced results for its second quarter ended September 27, 2019.

Second Quarter Fiscal 2020 Highlights:

•	Net Sales: $6.1 billion, year over year revenue down 9 percent
•	GAAP Loss Before Income Taxes: ($96) million
•	Adjusted Operating Income: $227 million
•	GAAP Net Loss: ($117) million
•	Adjusted Net Income: $158 million
•	GAAP Net Loss Per Share: ($0.23)
•	Adjusted EPS: $0.31

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedules II and V attached to this press release.

“This quarter was a step in the right direction and I am encouraged by our performance. We have focused on managing our mix, disciplined execution and design-led manufacturing to deliver strong adjusted operating margins and adjusted free cash flow. We will build on this momentum to drive profitable growth and shareholder value going forward,” said Revathi Advaithi, CEO of Flex.

Flex ended the quarter with approximately $1.8 billion of cash on hand and total debt of approximately $3.0 billion.

Cash flow from operations was negative $992 million and negative $1.6 billion, respectively, for the three-month and six-month periods ended September 27, 2019. Adjusted free cash flow was $187 million and $301 million for the three-month and six-month periods ended September 27, 2019.

The Company remains committed to using share buy-backs to enhance shareholder returns and repurchased approximately $60 million and $112 million of ordinary shares during the three-month and six-month periods ended September 27, 2019.

Third Quarter Fiscal 2020 Guidance

•	Revenue: $6.0 billion to $6.3 billion
•	GAAP Income Before Income Taxes: $125 million to $150 million
•	Adjusted Operating Income: $230 million to $255 million
•	GAAP EPS: $0.21 to $0.25 which includes $0.04 for stock-based compensation expense, $0.03 for intangible amortization and $0.04 for estimated restructuring and other charges not reflected in adjusted EPS
•	Adjusted EPS: $0.32 to $0.36.

Looking Ahead

The Company is not providing detailed fiscal 2020 guidance but remains comfortable with the prior fiscal 2020 consensus adjusted EPS range that spanned from $1.20 to $1.30. When adjusting for restructuring and other charges, stock-based compensation expenses and intangible amortization, the Company’s GAAP EPS would be approximately $0.92 below adjusted EPS.

Webcast and Conference Call

The Flex management team will host a conference call today at 2:00 PM (PT) / 5:00 PM (ET), to review second quarter fiscal 2020 results. A live webcast of the event and slides will be available on the Flex Investor Relations website at http://investors.flex.com. An audio replay and transcript will also be available after the event on the Flex Investor Relations website.

About Flex

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale® solutions provider that designs and builds intelligent products globally. With approximately 200,000 employees across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes across industries and markets. For more information, visit flex.com or follow us on Twitter @Flexintl.

Contacts

Investors & Analysts

Katherine Chen

Director, Investor Relations

(408) 577-4037

Katherine.chen@flex.com

Media & Press

Kyra Whitten

Vice President, Marketing and Communications

(408) 576-7071

Kyra.Whitten@flex.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; litigation and regulatory investigations and proceedings; compliance with legal and regulatory requirements; the possibility that benefits of the Company’s restructuring actions may not materialize as expected; that the expected revenue and margins from recently launched programs may not be realized; our dependence on a small number of customers; the impact of component shortages, including their impact on our revenues; geopolitical risk, including the termination and renegotiation of international trade agreements and trade policies, including the impact of tariffs and related regulatory actions; that recently proposed changes or future changes in tax laws in certain jurisdictions where we operate could materially impact our tax expense; the effects that the current macroeconomic environment could have on our business and demand for our products; and the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations

Additional information concerning these, and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

SCHEDULE I

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three-Month Periods Ended
	September 27, 2019	September 28, 2018
GAAP:
Net sales (10)	$6,088,054	$6,662,604
Cost of sales	5,785,003	6,233,536
Restructuring charges	113,958	26,767
Gross profit	189,093	402,301
Selling, general and administrative expenses	205,310	228,677
Intangible amortization	16,223	18,234
Restructuring charges (recoveries)	14,357	(994)
Interest and other, net	47,749	41,060
Other charges, net	1,147	6,530
Income (loss) before income taxes	(95,693)	108,794
Provision for income taxes	21,247	21,909
Net income (loss)	$(116,940)	$86,885

Earnings (losses) per share:
GAAP	$(0.23)	$0.16
Non-GAAP	$0.31	$0.29

Basic shares used in computing per share amounts (2)	512,692	531,503
Diluted shares used in computing per share amounts (2)	512,692	534,458

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Six-Month Periods Ended
	September 27, 2019	September 28, 2018
GAAP:
Net sales (10)	$12,263,993	$13,061,560
Cost of sales	11,560,778	12,252,328
Restructuring charges	161,363	29,077
Gross profit	541,852	780,155
Selling, general and administrative expenses	414,934	485,052
Intangible amortization	33,305	36,751
Restructuring charges	23,144	5,513
Interest and other, net	99,443	82,802
Other charges (income), net	2,610	(80,394)
Income (loss) before income taxes	(31,584)	250,431
Provision for income taxes	40,484	47,511
Net income (loss)	$(72,068)	$202,920

Earnings (losses) per share:
GAAP	$(0.14)	$0.38
Non-GAAP	$0.57	$0.53

Basic shares used in computing per share amounts (2)	513,448	530,426
Diluted shares used in computing per share amounts (2)	513,448	535,027

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

SCHEDULE II

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three-Month Periods Ended
	September 27, 2019	September 28, 2018
GAAP gross profit	$189,093	$402,301
Stock-based compensation expense	4,212	4,767
Customer related asset impairments (3)	88,062	-
Restructuring charges (4)	113,958	26,767
Legal and other (5)	18,178	(346)
Non-GAAP gross profit	$413,503	$433,489

GAAP income (loss) before income taxes	$(95,693)	$108,794
Intangible amortization	16,223	18,234
Stock-based compensation expense	18,890	19,081
Customer related asset impairments (3)	90,973	-
Restructuring charges (4)	128,315	25,773
Legal and other (5)	19,538	4,058
Other charges, net (6)	1,147	6,530
Interest and other, net	47,749	41,060
Non-GAAP operating income	$227,142	$223,530

GAAP provision for income taxes	$21,247	$21,909
Intangible amortization benefit	2,099	2,225
Withholding tax liability and tax receivable, net (7)	(12,862)	1,387
Tax benefit on restructuring and other (7)	13,312	-
Non-GAAP provision for income taxes	$23,796	$25,521

GAAP net income (loss)	$(116,940)	$86,885
Intangible amortization	16,223	18,234
Stock-based compensation expense	18,890	19,081
Restructuring charges (4)	128,315	25,773
Customer related asset impairments (3)	90,973	-
Legal and other (5)	19,538	4,058
Other charges interest and other, net (6)	3,511	2,905
Adjustments for taxes (7)	(2,549)	(3,612)
Non-GAAP net income	$157,961	$153,324
Diluted earnings (losses) per share:
GAAP	$(0.23)	$0.16
Non-GAAP	$0.31	$0.29

See the accompanying notes on Schedule V attached to this press release.

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Six-Month Periods Ended
	September 27, 2019	September 28, 2018
GAAP gross profit	$541,852	$780,155
Stock-based compensation expense	7,152	10,171
Customer related asset impairments (3)	88,545	12,352
Restructuring charges (4)	161,363	29,077
New revenue standard adoption impact (8)	-	9,291
Legal and other (5)	18,178	5,235
Non-GAAP gross profit	$817,090	$846,281

GAAP income (loss) before income taxes	$(31,584)	$250,431
Intangible amortization	33,305	36,751
Stock-based compensation expense	34,117	40,034
Customer related asset impairments (3)	91,456	17,364
Restructuring charges (4)	184,507	34,590
New revenue standard adoption impact (8)	-	9,291
Legal and other (5)	21,148	20,369
Other charges (income), net (6)	2,610	(80,394)
Interest and other, net	99,443	82,802
Non-GAAP operating income	$435,002	$411,238

GAAP provision for income taxes	$40,484	$47,511
Intangible amortization benefit	4,255	4,517
Withholding tax liability and tax receivable, net (7)	(11,287)	(7,017)
Tax benefit on restructuring and other (7)	14,453	(692)
Non-GAAP provision for income taxes	$47,905	$44,319

GAAP net income (loss)	$(72,068)	$202,920
Intangible amortization	33,305	36,751
Stock-based compensation expense	34,117	40,034
Restructuring charges (4)	184,507	34,590
Customer related asset impairments (3)	91,456	17,364
New revenue standard adoption impact (8)	-	9,291
Legal and other (5)	21,148	20,369
Other charges (income) interest and other, net (6)	10,602	(83,216)
Adjustments for taxes (7)	(7,421)	3,192
Non-GAAP net income	$295,646	$281,295
Diluted earnings (losses) per share:
GAAP	$(0.14)	$0.38
Non-GAAP	$0.57	$0.53

See the accompanying notes on Schedule V attached to this press release.

SCHEDULE III

FLEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of September 27, 2019	As of March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,815,513	$1,696,625
Accounts receivable, net of allowance for doubtful accounts	2,414,633	2,612,961
Contract assets	205,753	216,202
Inventories	3,721,237	3,722,854
Other current assets	1,335,387	854,790
Total current assets	9,492,523	9,103,432

Property and equipment, net	2,217,445	2,336,213
Operating lease right-of-use assets, net (9)	588,474	—
Goodwill	1,062,450	1,073,055
Other intangible assets, net	292,179	330,995
Other assets	623,582	655,672
Total assets	$14,276,653	$13,499,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and current portion of long-term debt	$32,450	$632,611
Accounts payable	5,227,495	5,147,236
Accrued payroll	382,812	391,591
Other current liabilities (9)	1,915,263	1,426,075
Total current liabilities	7,558,020	7,597,513

Long-term debt, net of current portion	2,957,878	2,421,904
Operating lease liabilities, non-current (9)	512,086	—
Other liabilities	442,708	507,590

Total shareholders' equity	2,805,961	2,972,360

Total liabilities and shareholders' equity	$14,276,653	$13,499,367

See the accompanying notes on Schedule V attached to this press release.

SCHEDULE IV

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six-Month Periods Ended
	September 27, 2019	September 28, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(72,068)	$202,920
Depreciation, amortization and other impairment charges	357,020	269,062
Gain from deconsolidation of Bright Machines	—	(86,614)
Changes in working capital and other	(1,933,364)	(2,092,964)
Net cash used in operating activities	(1,648,412)	(1,707,596)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(271,541)	(363,373)
Proceeds from the disposition of property and equipment	53,330	12,973
Acquisition of businesses, net of cash acquired	(1,390)	—
Proceeds from divestiture of businesses, net of cash held in divested businesses	3,402	264,438
Cash collections of deferred purchase price	1,839,818	1,812,945
Other investing activities, net	20,114	(24,411)
Net cash provided by investing activities	1,643,733	1,702,572

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings and long-term debt	779,682	650,023
Repayments of bank borrowings and long-term debt	(863,930)	(652,600)
Payments for repurchases of ordinary shares	(112,158)	(59,980)
Net proceeds from issuance of ordinary shares	728	131
Other financing activities, net	327,348	—
Net cash provided (used) by financing activities	131,670	(62,426)

Effect of exchange rates on cash and cash equivalents	(8,103)	(27,254)
Net change in cash and cash equivalents	118,888	(94,704)
Cash and cash equivalents, beginning of period	1,696,625	1,472,424
Cash and cash equivalents, end of period	$1,815,513	$1,377,720

SCHEDULE V

FLEX AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, III

(1)	To supplement Flex’s unaudited selected financial data presented consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges and gains, including non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude restructuring charges, customer-related asset impairments, stock-based compensation expense, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Customer related asset impairments consist of non-cash impairments of certain property and equipment to estimated fair value for customers we have disengaged or are in the process of disengaging as well as additional provisions for doubtful accounts receivable for customers that are experiencing financial difficulties. Certain inventory on hand was written down to net realizable value for these customers as well. In addition, it includes write down of inventory that will not be recovered due to significant reductions in future customer demand as the Company reduced its exposure to certain high volatility business in the second quarter of fiscal year 2020. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Legal and other consists primarily of costs not directly related to ongoing or core business results such as (1) costs incurred relating to the independent investigation undertaken by the Audit Committee of the Company’s Board of Directors completed in June 2018, (2) certain charges related to Multek China that was divested in the second quarter of fiscal year 2019, and (3) certain direct and incremental costs associated with the disengagement of a certain customer in the second quarter of fiscal year 2020. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Restructuring charges include severance for rationalization at existing sites and corporate SG&A functions as well as asset impairment, and other charges related to the closures and consolidations of certain operating sites and targeted activities to restructure the business. These costs may vary in size based on the Company’s initiatives and are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Other charges (income), net consists of various other types of items that are not directly related to ongoing or core business results, such as the gain or loss from certain divestitures, and impairment charges associated with certain non-core investments. We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations. Excluding these amounts provides investors with a basis to compare Company performance against the performance of other companies without this variability.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies or other non-recurring tax charges, when applicable.

Adjustment for free cash flow metrics. In Q1 fiscal year 2019, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the collection of certain receivables sold through the Company’s asset-backed receivable securitization program from operating activities to investing activities. During the second quarter of fiscal year 2020, certain invoices were sold and transferred to certain financial institutions under a customer's supplier financing program. However, under the governing law in the jurisdiction of sale, the assignment of receivables is effective against third parties only upon registration of the transferred assets with a governmental agency. The Company was not able to complete the registration of the receivables before the end of the fiscal quarter and accordingly, the Company recognized the $336 million cash received from the financial institutions as cash inflow under other financing activities, net on the statement of cash flows. The Company subsequently registered all of the invoices in October 2019.

The Company utilizes net cash flow from its various A/R sales programs as a low-cost source to fund operations and as a critical net working capital management tool. The Company views and manages all collections under the programs similarly without bifurcation and accordingly provides the adjustment to reflect adjusted free cash flow inclusive of all collections of receivables sold through the programs described above. The Company also excludes the impact related to certain vendor programs that is required for GAAP. We define our adjusted free cash flow metric to be operating cash flows plus the impacts described above less purchases of property and equipment net of proceeds from dispositions and present cash flows on a consistent basis for investor transparency. We believe adjusted free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since adjusted free cash flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure – “net cash used in operating activities.” See below for the three-month and six-months periods ended September 27, 2019 reconciliation of GAAP to Non-GAAP measures:

	Three-Month Period Ended	Six-Month Period Ended
	September 27, 2019	September 27, 2019
Net cash used in operating activities	$(991,546)	$(1,648,412)
Cash collections of deferred purchase price and other	1,273,431	2,167,166
Net capital expenditures	(94,997)	(218,211)
Adjusted Free Cash Flow	$186,888	$300,543

(2) Basic shares were used in calculating diluted GAAP EPS for the three and six-month periods ended September 27, 2019 due to the net loss recognized during those periods. Diluted shares for the three and six-month periods ended September 27, 2019 were 515,263 thousand and 516,717 thousand which were used in calculating diluted non-GAAP EPS for those respective periods.

(3) Customer related asset impairments for the three-month and six-month periods ended September 27, 2019 primarily relate to additional provision for doubtful accounts receivable, and reserves for excess and obsolete inventory for certain customers experiencing financial difficulties and/or related to inventory that will not be recovered due to significant reductions in future customer demand as the Company reduces its exposure to certain higher volatility businesses.

(4) During the first half of fiscal year 2020, in connection with the recent geopolitical developments and uncertainties, primarily impacting one customer in China, the Company experienced a reduction in demand for products assembled for that customer. As a result, the Company accelerated its strategic decision to reduce its exposure to certain high-volatility products in both China and India. The Company also initiated targeted activities to restructure its business to further reduce and streamline its cost structure. During the three and six-month periods ended September 27, 2019, the Company recognized $128.3 million and $184.5 million, respectively, of restructuring charges. The Company incurred cash charges of approximately $97.0 million and $127.8 million, respectively, and non-cash charges of $31.3 million and $56.7 million, respectively, primarily related to asset impairments. The Company expects to complete these activities during fiscal year 2020.

During the second quarter of fiscal year 2019, the company incurred $30 million of exit costs primarily related to our estimated impairment of fixed assets considered not recoverable in conjunction with the wind-down of our NIKE footwear manufacturing operations in Guadalajara.

(5) Legal and other consists primarily of costs incurred relating to the independent investigation undertaken by the Audit Committee of the Company’s Board of Directors completed in June 2018. It also includes certain charges not directly related to ongoing or core business results primarily related to Multek China that was divested in the second quarter of fiscal year 2019. During the second quarter of fiscal year 2020, the Company incurred certain direct and incremental costs associated with the disengagement of a certain customer which is not expected to be recurring upon completion of wind-down activities. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

(6) During the three-month and six-month periods ended September 27, 2019, the Company incurred debt extinguishment cost of $2.4 million and $6.5 million, respectively, related to full payment of the Notes due February 2020 and partial repayment of Term Loan due November 2021.

During the first quarter of fiscal year 2019, the Company transferred employees and equipment along with certain related software and IP, into Bright Machines which later received additional equity funding from third party investors and changed the composition of the Board of directors removing Flex’s control. As such, we deconsolidated the entity and recognized a gain of approximately $92 million in other income, net for the quarter ended June 29, 2018.

During the second quarter of fiscal year 2019, the Company reduced the gain recognized in the first quarter by $4 million based on the final fair value provided by an independent valuation firm.

(7) During second quarter of fiscal year 2020, we recorded $8 million of withholding tax liabilities for future planned liquidations of certain legal entities. The remaining balance is primarily related to adjustment for exchange rate fluctuation on income tax receivable position of an operating subsidiary recognized in a prior period.

In addition, the Company has included the tax effects of the various adjustments that we incorporate into Non-GAAP measures under tax benefit on restructuring and other.

(8) During the first quarter of fiscal year 2019, the Company amended certain non-substantive terms of its existing contracts for its smaller customers. The amendments removed the consideration regarding over-time recognition under ASC 606. Accordingly, these customer contracts are now accounted for consistent with prior accounting and revenue is recognized upon shipment of product.

(9) The Company adopted ASU No. 2016-02, Leases and subsequent updates (collectively, referred to as Accounting Standard Codification 842 or “ASC 842”) on April 1, 2019 using the modified retrospective method on the effective date. As a result, the Company was not required to adjust its comparative period financial information for effects of the standard. ASC 842 requires a lessee to recognize a right of use (“ROU”) asset and lease liability. Our ROU assets are $588 million and operating liabilities are $632 million (of which $120 million was current and recorded under other current liabilities and $512 million was non-current) as of September 27, 2019.

(10) As previously disclosed, the Company has made certain immaterial corrections to net sales previously reported for the first and second quarters of fiscal year 2019 primarily to reflect revenue from certain contracts with customers on a net basis. As a result, net sales for the three and six-month periods ended September 28, 2018 are $48 and $73 million lower than previously reported. This correction had no impact on gross profit, segment income or net income for the periods presented.